Exhibit 10. v.

SECOND AMENDMENT
TO THE
FEDERAL SIGNAL CORPORATION RETIREMENT SAVINGS PLAN

(As Amended and Restated Effective as of January 1, 2010)

WHEREAS, Federal Signal Corporation (the "Company") maintains the Federal Signal Corporation Retirement Savings Plan (As Amended and Restated Effective as of January 1, 2010) (the "Plan") for the benefit of its eligible employees; and

WHEREAS, amendment of the Plan now is considered desirable to (i) reflect recent U.S. Supreme Court rulings and comply with Internal Revenue Service guidance implementing same, and (ii) make certain other changes to the Plan;

NOW, THEREFORE, by virtue of the power granted to the Benefits Planning Committee by Subsection 16.1 of the Plan, the Plan, as amended, is hereby further amended in the following particulars, effective as of June 25, 2014, unless otherwise specified:

1. By substituting the phrase "a portion of the Plan is designed to be primarily invested" for the phrase "the Company required that a portion of the Plan be invested exclusively" and the word "some" for the phrase "a small amount" where the respective latter phrase appears in the first sentence of the second paragraph of Subsection 1.1 of the Plan.

2. By substituting the phrase "be primarily invested" for the phrase "invest exclusively" and the word "some" for the phrase "a small amount" where the respective latter phrase appears in the first sentence of Subsection 2.27 of the Plan.

3. By substituting the phrase "designed to be primarily" for the word "exclusively" and the word "some" for the phrase "a small amount" where the respective latter word or phrase appears in Subsection 2.29 of the Plan.

4. Effective as of June 26, 2013, by substituting the following subsection for Subsection 2.63 of the Plan:

"2.63    Spouse

Unless the provisions of any Qualified Domestic Relations Order provide otherwise, 'Spouse' means the person to whom the Participant is legally married at the earlier of the date of the Participant's death or the date payment of the Participant's benefits commenced and who is living on the date of the Participant's death. Effective as of June 26, 2013, a person of the same sex as the Participant shall be a Spouse, provided the couple was legally married in a jurisdiction that authorizes same-sex marriage (even if the couple lives in a jurisdiction that does not recognize same-sex marriage). Notwithstanding the foregoing, a person of the same sex as the Participant shall not be a Spouse for Plan purposes prior to June 26, 2013."
5. By substituting the following subsection for Subsection 6.1 of the Plan:
"6.1 Investment Funds

The ESOP portion of the Plan is designed to be primarily invested in the Federal Signal Stock Fund, except that the Trustee may hold some of the assets of the Federal Signal Stock Fund in cash pending investment, distribution, reallocation or transfer. The Non-ESOP portion of the Plan shall be invested in one or more Investment Funds designated by the Investment Committee in its discretion for the investment of Participants' Accounts. The Investment Committee, in its discretion, may from time to time establish new Investment Funds or eliminate existing Investment Funds. Contributions to the Plan may be uninvested pending allocation to the Investment Funds. The investment manager of each Investment Fund, or the Trustee if there is no investment manager, may invest the Investment Fund in short term investments or hold the assets thereof in cash pending investment, distribution, reallocation or transfer."

6. Effective as of January 1, 2014, by substituting the following paragraphs for Paragraphs 10.4(c) and 10.4(d) of the Plan:

"( c)
If an estate is not opened on behalf of the Surviving Payee, to the duly authorized individual properly designated by any applicable small estate affidavit or similar documentation issued pursuant to applicable state law.

(d)
If there is no duly authorized individual properly designated by any applicable small estate affidavit or similar documentation issued pursuant to applicable state law, to or for the benefit of one or more of the Surviving Payee's relatives by blood, adoption or marriage in such proportions as the Committee (or its delegate) determines."

7. Effective January 1, 2015, by inserting the phrase "correct any defect and supply any information," following the phrase "inconsistencies, or omissions," where the latter phrase appears in Paragraph 13.5(c) of the Plan.

8. Effective January 1, 2015, by substituting the following sentence for the penultimate sentence of Subsection 14.6 of the Plan:

"In addition, any such judicial proceeding must be filed no later than the earliest of (i) 90 days after the Committee's final decision regarding the claim appeal, (ii) three years after the date on which the Participant or other claimant commenced payment of the Plan benefits at issue in the judicial proceeding, or (iii) the statutory deadline for filing a claim or lawsuit with respect to the Plan benefits at issue in the judicial proceeding as determined by applying the most analogous statute of limitations for the state of Illinois."

9. Effective as of January 1, 2014, by adding the following new flush paragraph at the end of Subsection 16.1 of the Plan:

"No person has the authority to modify the terms of the Plan, except by means of authorized written amendments to the Plan. No verbal or written representations contrary to the terms of the Plan and its written amendments shall be binding upon the Employers or the Plan."

[signature follows on next page]

IN WITNESS WHEREOF, this Amendment has been executed by the Benefits Planning Committee on behalf of the Company, this 30th day of December, 2014.

FEDERAL SIGNAL CORPORATION
BENEFITS PLANNING COMMITTEE
/s/ Julie A. Cook
Vice President, Human Resources